Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-223785) on Form S-8 of Elbit Systems Ltd. of our report dated March 12, 2019, with respect to the consolidated balance sheet of Ashot Ashkelon Industries Ltd. as of December 31, 2018, and the related consolidated statements of income, shareholders' equity, and cash flows for the month ended December 31, 2018, and the related notes (collectively, the "consolidated financial statements"), not included herein, which report appears in the Annual Report on Form 20-F of Elbit Systems Ltd. dated March 19, 2019.

By:	/s/ Somekh Chaikin
Somekh Chaikin Certified Public Accountants (Israel) A member firm of KPMG International

Tel-Aviv, Israel, March 19, 2019